Exhibit 99.1

Balchem Corporation Announces First Quarter 2012 Results

New Hampton, NY, May 2, 2012 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended March 31, 2012.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended March 31,

	2012	2011

Net sales	$76,203	$73,008
Gross profit	21,158	20,780
Operating expenses	7,483	7,482
Earnings from operations	13,675	13,298
Other income	13	78
Earnings before income tax expense	13,688	13,376
Income tax expense	4,420	4,464
Net earnings	$9,268	$8,912

Basic net earnings per common share	$0.32	$0.31
Diluted net earnings per common share	$0.31	$0.30

Shares used in the calculation of diluted net earnings per common share	30,334	30,092

Record Quarterly Sales
Record net sales of $76.2 million were achieved for the quarter ended March 31, 2012, as our Animal Nutrition and Health business segment set a new quarterly sales record.  This is an increase of 4.4% above the $73.0 million result of the prior year comparative quarter. Correspondingly, record first quarter net earnings were achieved of $9.3 million, an increase of $0.4 million, or 4.0% as compared with the same period last year. The $9.3 million generated diluted net earnings of $0.31 per common share versus $0.30 per common share for the prior year comparable period, an increase of 3.3%.

In this first quarter of 2012, sales of the Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative products, totaled a quarterly record $53.2 million, an increase of 5.0%, or $2.5 million from the prior year comparable quarter. Our ANH specialty ingredients, largely targeted to ruminant production animal markets, realized approximately 30% sales growth, principally from sales of Reashure®, and our new Aminoshure® products. Dairy economics in the US and certain export markets remain strong, supporting greater demand for these products despite increasing feed prices. To support this growth, plans for a new manufacturing facility in Alleghany County, Virginia were recently announced. The planned expansion will more than double output capacity for the Aminoshure products leveraging off of our new, innovative encapsulation technology. The Virginia plant expansion is scheduled to be commissioned later this fall.

Our global feed grade choline sales were down 4.9% from  the prior year comparable quarter as volumes sold, predominantly in the poultry production industry, track with broiler chick placements and egg sets, which were lower for the first quarter due to continued high grain prices and weak U.S. consumer demand.  The current 2012 USDA forecast for broiler meat production is 1.7 percent lower than in 2011, representing a slight improvement from the prior forecast. With continued raw material price escalation, we did realize some erosion in gross margin for this product line given the previously noted economic issues of the end market. Sales of industrial grade products did rebound this quarter, improving 7.5% over the prior year comparable quarter, and on a sequential basis, improved 38%.  The sequential improvement came from sales of methylamines, derivatives and choline for industrial applications, including gas fracking, where slightly lower average selling prices in this first quarter were more than offset by improved volumes sold.   Earnings from operations for the entire ANH segment were $6.2 million as compared to $6.4 million in the prior year comparable quarter, as key raw materials again rose at a swift rate during the quarter, outpacing our pricing initiatives. Price increases have been implemented in the second quarter, as our products are likely to remain affected by these higher costs for the balance of 2012.

  The ARC Specialty Products segment generated quarterly sales of $12.3 million, an increase of 8.5% from the comparable prior year quarter. This increase was principally the result of strong sales of ethylene oxide for medical device sterilization and propylene oxide for nut meat and spice fumigation. Earnings from operations for this segment, at $4.7 million improved 8.1% from the prior year comparable quarter, due to increased volumes and a favorable product mix, which were partially offset by increases in key petro-chemical raw materials. We continue to challenge raw material price escalation and/or seek to implement price increases within contractual guidelines.

Sales of the Food, Pharma & Nutrition segment were $10.7 million, which was a 2.7% decline from the prior year comparable quarter, particularly due to a $0.2 million decline from the disposition of the calcium product line in late 2010. We again realized double digit growth in sales of our human choline products for nutritional enhancement, but we also realized a decline in the food sector of encapsulated ingredients for the prepared food, preservation and confection markets, which were soft compared to a very strong first quarter in 2011; however, food did show 2% growth on a sequential basis. Earnings from operations for this segment increased by approximately 7.8% to $2.7 million, reflecting a favorable product mix and a favorable earnings impact from the discontinued operation of the calcium product line.

Consolidated gross margin for the quarter ended March 31, 2012 improved to $21.2 million, as compared to $20.8 million for the prior year comparable period. Gross margin percentage declined slightly to 27.8% of sales as compared to 28.5% in the prior year comparative period, principally due to the previously mentioned raw material cost increases. Operating (Selling, R&D, and General and Administrative) expenses at $7.5 million were flat with the prior year comparable quarter, declining as a percentage of sales to 9.8% from 10.2%. Our effective income tax rates for the first quarters of 2012 and 2011 were 32.3% and 33.4%, respectively. The decrease in our effective rate for the quarter ended March 31, 2012 was a result of favorable adjustments related to changes in state income tax apportionment.

The company continues to maintain and grow a solid financial structure. Diligent working capital controls, particularly effective inventory and accounts receivable management contribute strongly to the business performance. The $156.8 million of net working capital on March 31, 2012 included a cash balance of $121.3 million, up from $114.8 million at December 31, 2011. During the first quarter, we paid our annual dividend totaling $5.2 million, a 20% increase over the prior year dividend, and made further capital investments of $1.4 million in our plants.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “The record quarterly sales result was achieved based on quality growth in two of our three segments, and reflects the value of our diversified portfolio. Even in the FPN segment, the key human choline product line again grew at double digit levels. Escalation of raw material costs has continued to dampen the otherwise expected improvement of profitability on the sales growth, but we continue to achieve plant efficiencies, logistics improvements and product mix enhancements to deliver approximately 18% earnings from operations. The export markets for feed grade choline continue to represent challenging economics, yet opportunity, as we recognize the growth projections for production animals in those certain markets. We see this quarter as a solid start to the year. With the strength of our balance sheet, we expect to continue our growth organically, and are well positioned to make both organic growth investments, as evidenced by the Virginia manufacturing facility acquisition, and to pursue acquisitions or joint ventures.”

Quarterly Conference Call
A quarterly conference call will be held on Wednesday, May 2, 2012 at 11:00 AM Eastern Time (ET) to review first quarter 2012 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Wednesday, May 16, 2012. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #392863. Both account and replay ID numbers are required for replay access.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2011. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended
	March 31,
	2012	2011
ARC Specialty Products	$12,257	$11,293
Food, Pharma & Nutrition	10,737	11,030
Animal Nutrition & Health	53,209	50,685
Total	$76,203	$73,008

Business Segment Earnings:
	Three Months Ended
	March 31,
	2012	2011
ARC Specialty Products	$4,729	$4,376
Food, Pharma & Nutrition	2,709	2,512
Animal Nutrition & Health	6,237	6,410
Other income	13	78
Total	$13,688	$13,376

Selected Balance Sheet Items
	March 31,	December 31,
	2012	2011
Cash and Cash Equivalents	$121,291	$114,781
Accounts Receivable	37,977	34,433
Inventories	20,057	18,637
Other Current Assets	3,521	7,889
Total Current Assets	182,846	175,740

Property, Plant, & Equipment (net)	44,569	44,282
Other Assets	50,706	51,695
Total Assets	$278,121	$271,717

Current Liabilities	$26,061	$30,913
Long-Term Obligations	8,610	8,795
Total Liabilities	34,671	39,708

Stockholders' Equity	243,450	232,009

Total Liabilities and Stockholders' Equity	$278,121	$271,717

Selected Cash Flow Items

	Three Months Ended
	March 31,
	2012	2011

Cash flows from operating activities:
Net earnings	$9,268	$8,912

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,420	2,232
Stock compensation expense	974	1,029
Shares issued under employee benefit plans	197	176
Other	(204)	(2,678)
Net cash provided by operating activities	12,655	9,671

Cash flows from investing activities:
Capital expenditures	(1,401)	(1,786)
Net cash used in investing activities	(1,401)	(1,786)

Cash flows from financing activities:
Dividends paid	(5,237)	(4,311)
Other financing activities	453	1,092
Net cash used in financing activities	(4,784)	(3,219)

Effect of exchange rate changes on cash	40	133

Increase in cash and cash equivalents	6,510	4,799

Cash and cash equivalents beginning of period	114,781	77,253
Cash and cash equivalents end of period	$121,291	$82,052